Exhibit 99.1

David Reed	Phil Bourdillon/Gene Heller
President, North American Operations	Silverman Heller Associates
(714) 549-0421, x8245	(310) 208-2550

CERADYNE, INC. RECEIVES $10 MILLION XSBI BODY ARMOR ORDER

Costa Mesa, Calif. – June 1, 2011 – Ceradyne, Inc. (NASDAQ: CRDN) announced that it has received an order for approximately $10 million for “side plates” designed for the more lethal “X” threat. These side ballistic inserts are referred to as XSBI. Ceradyne plans to begin shipments late in Q2 with completion estimated to be by Q3 2011.

David P. Reed, Ceradyne President, North American Operations, commented: “We are pleased to have been awarded this XSBI contract. We have already ramped up our Lexington, Kentucky and Irvine, California facilities.”

About Ceradyne, Inc.
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, energy, automotive/diesel, and commercial applications. In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information about the Company can be found at http://www.ceradyne.com.

Forward-Looking Statements
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

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